Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated October 27, 2020

Preliminary Prospectus Supplement dated February 22, 2022

Registration Statement File No. 333-249689

Stanley Black & Decker, Inc.

Offering of:

$500,000,000 2.300% Notes due 2025 (the “2025 Notes”)

$500,000,000 3.000% Notes due 2032 (the “2032 Notes”)

(the “Offering”)

Term Sheet

February 22, 2022

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated February 22, 2022 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated October 27, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-249689). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Expected Ratings**:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)

Trade Date:	February 22, 2022

Settlement Date (T+2):	February 24, 2022

2025 Notes

Title of Security:	2.300% Notes due 2025

Principal Amount:	$500,000,000

Maturity Date:	February 24, 2025

Coupon:	2.300% accruing from February 24, 2022

Interest Payment Dates:	February 24 and August 24, commencing August 24, 2022

Benchmark Treasury:	1.500% due February 15, 2025

Benchmark Treasury Price / Yield:	99-11+ / 1.722%

Spread to Benchmark Treasury:	T + 62.5 bps

Yield to Maturity:	2.347%

Price to Public:	99.865% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to February 24, 2023 (the date that is 24 months prior to the maturity date), make-whole call at Treasury Rate plus 10 bps

Par Call:	At any time on or after February 24, 2023

2032 Notes

Title of Security:	3.000% Notes due 2032

Principal Amount:	$500,000,000

Maturity Date:	May 15, 2032

Coupon:	3.000% accruing from February 24, 2022

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2022

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Price / Yield:	99-18+ /1.922%

Spread to Benchmark Treasury:	T + 110 bps

Yield to Maturity:	3.022%

Price to Public:	99.810% of the Principal Amount, plus accrued interest, if any, from the Settlement Date

Optional Redemption Provision:

Make-Whole Call:	Prior to February 15, 2032 (the date that is three months prior to the maturity date), make-whole call at Treasury Rate plus 20 bps

Par Call:	At any time on or after February 15, 2032

CUSIP / ISIN:

2025 Notes:	854502AP6 / US854502AP61

2032 Notes:	854502AQ4 / US854502AQ45

Day Count Convention:	30/360

Payment Business Days:	New York

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, by email at dg.prospectus_requests@bofa.com or by calling 1-800-294-1322; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at prospectus@citi.com or by calling 1-800-831-9146; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling collect 1-212-834-4533; and Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, by email at wfscustomerservice@wellsfargo.com or by calling 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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